Exhibit 4.9

Description of Prestige Consumer Healthcare Inc. Securities

All references to “Prestige,” “Company,” “we,” “us,” and “our” refer to Prestige Consumer Healthcare Inc.

Our total amount of authorized capital stock is 250,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. The discussion set forth below describes the most important terms of our capital stock, amended and restated certificate of incorporation (as amended to date, the “Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”). The Certificate of Incorporation was amended in August 2018 in order to change the name of the Company from Prestige Brands Holdings, Inc. to Prestige Consumer Healthcare Inc. The Bylaws were amended and restated in October 2019. For a complete description of our capital stock, Certificate of Incorporation or Bylaws, please refer to our Certificate of Incorporation and Bylaws, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

All of our existing common stock is validly issued, fully paid and nonassessable. Set forth below is a brief discussion of the principal terms of our common stock.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

Voting Rights. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. Stockholders are entitled to vote by written consent subject to the provisions set forth in Section 13 of the Bylaws.

Preemptive or Similar Rights. Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion Rights. Our common stock is not convertible.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

NYSE Listing. Our common stock is listed on the New York Stock Exchange under the symbol “PBH.”

Preferred Stock

While no shares of preferred stock are currently outstanding or registered with the SEC, our board of directors may, without further action by our stockholders, from time to time, direct the issuance of up to 5,000,000 shares of preferred stock in any series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Upon consummation of the offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

These provisions include:

Special Meetings of Stockholders. Our Certificate of Incorporation provides that, except as otherwise required by law, special meetings of stockholders can only be called by our chief executive officer or pursuant to a resolution adopted by a majority of the members of the board of directors. Stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record at the time of giving notice provided for in the Bylaws and on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Nominations of directors may be made at a special meeting of the stockholders by or at the direction or the board of directors or by a stockholder of record at the time of giving notice provided for in the Bylaws and on the record date for the meeting who has complied with the notice provisions set forth in the Bylaws. In no event will the adjournment or postponement of an annual meeting or a special meeting of stockholders (or any public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described herein and in our Bylaws. Other than business related to nominations of persons for election to the board of directors, in order for business to be properly brought before an annual meeting of stockholders, such business must also be appropriate for stockholder action under the Delaware General Corporation Law. No business, other than business related to the nominations of directors, may be brought by stockholders at a special meeting. In all cases, a stockholder’s notice must strictly comply with the provisions set forth in Section 11 and 12 of our Bylaws, as applicable.

In the case of an annual meeting of stockholders, notice by a stockholder, in order to be timely, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely, notice by a stockholder must be received not earlier than 120 days prior to such annual meeting or later than the close of business on the later of 90 days prior to such annual meeting and the tenth day following the public disclosure of the date of the annual meeting was made.

Notwithstanding the foregoing, in the event that the number of directors to be elected to the board of directors at the annual meeting of stockholders is increased effective after the time period for which nominations would otherwise be due under the Bylaws and there is no public disclosure by the Company naming all of the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by our Bylaws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public disclosure is first made by the Company.

In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received not later than the tenth day following the day on which public disclosure of the of the special meeting was made.

Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation requires a greater percentage and unless the authority to amend the bylaws is conferred upon the directors. Our Certificate of Incorporation requires the affirmative vote of 66 2/3% of the voting power of all outstanding shares of the Company in order to adopt, alter or repeal certain provisions of the Certificate of Incorporation and the Bylaws, which provisions pertain to the board of directors, exculpation and indemnification of directors, the ability to call special meetings of stockholders, and amendments to the Certificate of Incorporation and Bylaws. This requirement of a super-majority vote to approve certain amendments to our Certificate of Incorporation and Bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to the requirements of applicable law or regulation, including any listing requirement of the principal stock exchange on which our common stock is then listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Certificate of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.